[Note: This Is The English Version Of The Chinese Document That Has Been Translated By The Company]

DATED 01/08 2009

NextMart Inc.

and

Beijing Hua Hui Hengye Investment Ltd.

************************************************

SUBSCRIPTION AGREEMENT

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SUBSCRIPTION AGREEMENT

This subscription agreement, dated as of   01  /  08 , 2009 (the “Agreement”), is made by and between:

Part A:       Beijing Hua Hui Hengye Investment Limited: a real-estate development company registered and existing under the laws of the the People’s Republic of China.

Party B:     NextMart Inc. (“ATVG”), a publicly traded company listed on the OTTCB, incorporated and existing under the laws of Deleware.

  Registered Address:1209 Orange Street, County of New Castle, Wilmington, Delaware, USA.

Whereas:

1.

      Party A is a licensed Chinese real estate developer who is developing the five star Huadun Changede Hunan International Hotel in China’s Hunan Province (the “Hotel”). The Project is currently under development by Party A.

2.

     Party B is a publicly traded company with a total outstanding share count of 193,204,734 shares that wishes to develop  health clubs, health products, and related consulting services.

3.

     Party A wishes to leverage the Commercial Rights to 10,000 square meters the Huadun Changde International Hotel located in the city of Changde in China’s Hunan Province (“Project”) (the “Property Rights”) valued at RMB 100,000,000 (US$14,627,811,80) to purchase RMB41,000 (or US$6,000,000) worth of Party B’s common stock and certain assets belonging to Party B (outlined below) valued at RMB59,000,000 (US$8,630,273.24).

NOW, THEREFORE, in consideration of the various covenants and agreements of the Parties to and with each other set for herein, both parties agree as follows:

1.

SHARE AND ASSET PURCHASE

1.1

Share Subscription

1.1.1

Party B agrees to sell to Party A, and Party A agrees to  purchase from Party B, a total of 250,000,000 shares newly issued common stock of Party B valued at US$0.024 per share with a total value of RMB 41,000,000 (the “Shares”)

1.1.2  Both Parties agree that the currency conversion rate for the above mentioned share issuance is US$1 = RMB 6.8364 (the “Conversion Rate”)

1.1.3    Party B shall issue the Shares to Party A or one of its China off-shore registered beneficiaries in accordance with the terms of the escrow agreement governing the issuance of the Shares and signed by the Parties on August 1, 2009 (the “Escrow Agreement”)..

1.1.4     Party A and all its designated subsidiaries, beneficiaries,  or third parties agree to the lock up period for the Shares set out in the Escrow Agreement.

1.2

Party B shall sell to Party A, and Party A shall purchase from Party B, the following assets belonging to Party A (the “Assets”):

1.2.1

100% of the shares of William Brand Administer Ltd, a BVI registered company and a wholy owned subsiduary of Party B.

1.2.2  100% of the shares of Credit Netowrk 114 Limited, a BVI registered company and a wholy owned subsiduary of Party B.

1.2.3

100% of Party B’s 60% shareholdings in Wuxi Sun Network Technology Ltd., a PRC registered company.

1.2.4   100% of Party B’s 80% shareholdings in Naixiu Exhibition Ltd., a PRC registered company.

1.2.3

the net assets, as of May 31 2009, of Party B’s 100% owned subisdiary Sun New Media Group Ltd. (a BVI registered company) and its 100% owned subsidiary Oxus Cancer Reserch Ltd (a PRC registered company) as of May 31 2009. The net assets being sold do not include the subsidiaries cash, office furniture and equipment, and third party creditor’s rights and third party debts, which shall remain the subsidiary’s property.

1.2.4

the net assets of Party B (except those exclusively mentioned in provision 1.2 of this Agreement) as of May 31 2009, but not including the company’s 239,201 shares of Asia Premium Television Group Inc. valued at US$1,100,000.

1.2.5

Both Parties agree that the culmulative value of the assets outlined in Article 1.2 of this Agreement is a total of RMB 59,000,000,.

1.2.6

All assets purchased by Party A from Party B shall be transferred to Party A within 90 days of Party A providing the information of the designated party required to legally effectuate the transfer of ownership.

1.2.7   The accounting date for the calculation of the listed assets and shareholdings is 31 May 2009.

2.        CONSIDERATION

2..1

As consideration for the issuance of the Shares and Assets, Party A hereby transfers and conveys to Party B the exclusive Commercial Rights (defined below) of the Property, free of any liens, claims or liabilities, and valued at RMB 100,000,000.

2.2    Commercial Rights to the Property, as mentioned above, include but are not limited to the exclusive and sole right and ability to: control and manage the property as well as any and all personel associated with its design, construction, maintainance and administration; have decision making powers over its development, construction, and outfitting including working with outside designers and developers; sell, fractionalize, mortgage, rent, lease, transfer or otherwise distribute the property for commercial purposes at such prices or upon such terms and conditions, as it may determine, in its sole and exclusive judgement; have legal title over any and all revenues, profits, or financial benefits derived from selling, fractionalizing, mortgaging, renting, transfering or otherwise distributing the Property to third parties; legal ownership over any kind of revenues derived from the property in any way; legal ownership or any surplus materials or assets associated with the contruction of the Property after its completion and liquidation by Party A, all as required under  PRC law. The Commercial Rights to the Property are permanent and unrevocable.

2.3

In accordance with the Commerical Rights to the Property enjoyed by Party B, Party A without the prior written agreement of the Party B,  shall not at any time make any decision or do any work with regards to the Property or its development. Party A shall report to Party B all day to day project management details and any relevent events regarding the Property, including its development, construction, or maintainance. What’s more Party A shall carry out any instructions or decisions made by Party B regarding the Property, its development and construction, or maintainance.

2.4

In the event that Party A operates an appartment building or property in which Party B owns a stake as part of the Property, any revnues or benefits generated through the use of the Property under the operational control of Party A shall be direclty transfered Party B in accordance with this Agreeement or some other arrangement that is consistent with Party B’s Commercial Rights.

2.5

Any surplus materials and or assets remaining after the construction of the Property shall be divided between Party A and Party B through negotiations and agreement and basing upon the Commercial Rights enjoyed by Party B.

2.6   The transfer of the Commercial Rights to the Property and all other rights to Party B under the terms of this Agreement is represented by this Agreement, and shall be enjoyed by Party B immediately upon the Parties entering into this agreement.

3.

Transfer of Shares and Assets

3.1   The the issuance of the Shares and the transfer of Assets shall be completed via an escrow agreement between the parties (attached hereto as Appendix), the completion of which shall be dependent on the following

(1)

the signature of the Parties, or legal representatives thereof, and a stamp of with the companies’ chop

(2)

the actual transfer of the Commerical Rights to the Property to Party B, and all regulatory consents necessary for the transfer of the  Commercial Rights to the Property under PRC law.

(3)

the stock certificate for the Shares being issued to Party A or its designated party by Party B.

4.        Warrantees and Representations

4.1.  Party A hereby represents, warrants, covenants and agrees to or with Party B that the following are or will be correct and without mistake, and recognizes that Party B’s willingness to enter into the Agreement is dependent on their their truthfulness:

4.1.1  Party A guarantees that the Consideration will be paid to Party B on time and in accordance with this Agreement, and will assist Party B in whatever way necessary to effect the transfer of the Shares.

4.1.2  Party A as all the legal and proprietary rights necessary to legally execute this Agreement. Party A also guarantees its has the legal rights and licenses required to develop and construct the Hotel and Property, including but not limited to the necessary rights to the land, the designs, the equipment and materials, and all necessary licenses to operate and construct the Hotel. Party A also guarantees that it will perform the Construction in a good and workmanlike manner free of material workmanship defects.

4.1.3  Party A’s Board of Director’s has passed a resolution approving this Agreement and the terms contained herein.

4.1.4  Party A guarantees that any of its foreign registered subsidiaries or associated companies are legally established and existing and have legal approval from the relevant Chinese government agencies necessary to participate in and execute this Agreement.

4.1.5  Party A guarantees that any party designated to act on its behalf for any part of the execution of this agreement is legally allowed to do so under Chinese law.

4.1.6  Party A shall bear all costs associated with the transfer of the Shares and any costs associated with any required third party valuation of the assets to be transfered to Party B under the terms of this Agreement.

4.1.7.  Party A shall hire an independent and licensed third party to carry out an asset evaluation to determine the value of the Commercial Rights being purchased by Party B. The valuation report shalll be provided to Party B ‘s auditors a certified valuation report. Party A shall provide all necessary materials to conduct the valuation and warrants that all such information is true and accurate. Party A shall bear the cost of the valuation.

4.1.8 Party A shall provide Party B will the detailed construction and development plans and the financial forcasts for the Hotel and the Property.

4.1.9  Party A will be responsible for completing the construction and any outfitting and renovations of the Hotel and the Property required to meet the construction specifications agreed to among the Parties (the “Construction”). Party A alone will bear all costs associated with the Construction, including any and all outstanding debts or contigent liabilities resulting therefrom before the Completion of the Construction (defined here in as the when the Property meets all the agreed to specifications and when it is ready to be used for its intended commercial purposes under PRC law and when Party B is able to exercise its Commercial Rights to the Property to conduct its business operations).

4.1.10 In the event that there are changes in the construction and development plans or the timetable for completing the Construction for any reason(s) whatsoever, Party A shall continue to be responsible for completing the

Construction according to the agreed to specifications and will bear any additional costs or damages associated with such changes or delays.

4.1.11 From the first day after the Completion of the Construction, Party A will carry out the any required operations of the Property in direct accordance with the Party B’s instructions or with Party B’s written approval for decisions and operations made by Party A or any other third party. Party B shall bear all costs associated with such operations. Any profits derived from the operations of the Property shall be the exclusive property of Party B, and Party A guarrantees to transfer any such profits to Party B or its designated subsidiary.

4.1.12 From the first day after the Completion of the Construction (herein defined , Party A or any of its affiliates shall not, through independent actions, interfere in, or cause disruption to, Party B’s abilitiy to conduct its business operations. Party A further guarantee that any construction or un-finished construction on the Hotel will not in any way affect Party B’s business operations vis-a-vis the Commercial Rights to  the Property.

4.1.13 Party A shall not take any action that will impair or adversely affect Commercial Rights to  the Property. It will not sell, lease, rent, transfer  any rights to the Property or any parts thereof to any party(ies) except those designated and approved in writing by Party B. Party A shall get written consent from Party B to transfer the deeds of ownership of the Property or parts thereof to any other party.

4.1.14 Party A shall bear all its own costs associated with the drafting and execution of this Agreement. It shall also bear all costs associated with the issuance and transfering of the Shares and Assets.

4.1.15 Party A shall provide the materials needed to complete Appendix 1 through Appendix 6 of this Agreement, and certifies that the information conained therein are all true and accurate.

4.2      Party B hereby warrants and represents the following to Party A:

4.2.1 The Shares and the Assets are free of any and all liens and liabiilities.

4.2.2 The issuance of the Shares and the transfer of the Assets to Party A does not effect the rights of existing shareholders or creditors in a way that would result in legal proceedings.

4.2.3 Party B’s Board of Directors has passed a resolution approving the issuance of the Shares, the transfer of its Globestream Technology Inc. subsidiary’s shares, and the sale of the various assets.

4.2.4 Guarantees that any of the parties designated by Party B to participate in this transaction on its behalf are legally allowed to do so.

4.2.5 Party A will assume the costs relating to the management of the Property on the first day after the Completion of the Construction

5.  Disclaimer

5.1    The parties agree that none of the provisions of this Agreement or any of the guarantees made by Party B to Party A will cause Party B to be held legally or financially liable for anything arising from the following:

5.1.1 Any damages, losses, or risks associated with the Shares arising after the issuance of the Shares and transfer of the subsidiary’s shares.

5.1.2 The share price and share liquidity of the Shares.

5.1.3 If for reasons arising because of Party A, its designated party(ies), or its related party(ies) the contract is unable to be executed in full.

6.

Liabiilty for Breach of Contract

6.1    The parties shall endeavour to act honestly and in good faith in order to carry out the terms of this Agreement and to fulfill the duties and obligations perscribed them thereunder.

6.2     If any party is in breach of any of the terms set out in the Agreement, those parties not in breach shall notify, in writing, the party in violation of the Agreement and request the Party to fulfill their duties and obligations. The party in breach shall compensate those parties affected by the breach.

6.3     In the event a party is in serious breach of the Agreement, from which other parties suffer serious material losses, and if the violating party does not comply with the terms of the Agreement even after being notified of their breach, the other parties, among other rights, shall have the right to terminate the Agreement and claims for the losses.

7.     Other

7.1    This Agreement, and all attachments to it, shall consist of the entirety of the agreement between the Parties vis-a-vis the transaction set out herein. This Agreement shall take legal precedence over any and all previous agreements, (written, oral, or other( that may have been made prevsiously to the signin hereof. In the event of any disagreement between then Parties, only this Agreement shall be deemed to be legally binding.

7.2   The Parties shall keep the confidential information confidential and secret, and not, without the prior written consent of any Party, disclose directly or indirectly the confidential information to any third party for any purposes other than in connection with, and for the benifit of, the  business, except that the foregoing obligation of confidentiality and non-use shall not apply to:

a)

circumstances in which the Parties agreed in writing to disclose such information;

b)

information relayed to internal personnel or related parties;

c)

information which at the time of disclosure is already in the public domain;

d)

information which after disclosure hereunder becomes part of the public domain by publication or otherwise through no act or fault of the Recipient;

e)

information which can be proven to have been known to the third party prior to the date hereof and not obtained or derived in contravention of any confidentiality obligation in favor of PMC;

f) information disclosed by the Recipient's pursuant to applicable law, governmental regulation or legal process.

7.3     Each Party shall promptly notify the other Party in writing of any matter arising or discovered after the date of this Agreement, which matter, if existing or known at the date hereof, would be required to be set forth or described at the time of this Agreement.

7.4   The Agreement, as well as any procedure arises there from, shall be governed by the Laws of the PRC. And any dispute caused by fulfilling the Agreement shall be submitted to the courts in the jurisdiction within which the Development Project is located.

7.5    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.6   Each Party hereto shall be responsible for its own costs and expenses in connection with and incidental to the preparation and carrying into effect of this Agreement.

7.7    The Agreement shall have four copies, of which each Party shall have two, copies,  and each copy shall be considered legally binding.

7.8      Upon signing this Agreement, neither party shall be able to, unless for reasons of Force Majeur or the written agreement of both Parties,  unilaterally terminate the agreement or repeal any of its provisions.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day, month and year first above written.

/s/ Jing Xing

Signed by   Jing Xing Co-authorised agent

on behalf of [NextMart, Inc]

/s/ Liu Meng Hua Liu

Signed by Liu Meng Hua Liu - Chairman

on behalf of [Beijing Hua Hui Hengye Investment Ltd]